EXHIBIT 10.23


                         EMPLOYMENT AGREEMENT - Rob Owen
                         -------------------------------

This Deed of Agreement dated [October 21, 2002], 2001 is made between [David Robert Owen] ("I" or "me") and MDSI MOBILE DATA SOLUTIONS INC., including each of its corporate subsidiaries and affiliates (collectively, "MDSI").

The parties agree as follows:

1.   Definitions

1.1 In this Agreement the following words shall have the meanings described below:

(a) "Confidential Information" means any information identified or reasonably identifiable as confidential and proprietary information of MDSI concerning MDSI's scientific and business interests not generally available to third parties including: (i) production processes, business plans and other materials or information relating to the business of MDSI; (ii) computer software, in source and executable code, and related documentation in any media including all modifications, enhancements and versions and all options available for such software; and (iii) information defined herein as a Trade Secret but which is determined by a court of competent jurisdiction not to rise to the level of a trade secret under applicable law.

(b) "Trade Secret" means any information identified or reasonably identifiable as confidential and proprietary information of MDSI which: (i) derives economic value, actual or potential, from not being generally known to other persons who might obtain economic value from its disclosure or use; or (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(c) "Work Product" means any work, research or development produced or created by me during the term of this Agreement pertinent to MDSI's technical, scientific or business interests including Confidential Information and Trade Secret material.

(d) "Client" means any Person who or which at any time during the period of [six months] immediately prior to the Termination Date was a client of MDSI or any Relevant Associated Company and with whom or which I dealt on behalf of MDSI or any Relevant Associated Company during such period;

(e) "Directly or Indirectly" means (without prejudice to the generality of the expression) whether as principal or agent; whether alone, jointly, in partnership with another or for or on behalf of another; whether as a shareholder, director (including a shadow director), agent, principal, partner, consultant, employee or otherwise; or by virtue of providing financial assistance;

(f) "Key Person" means a person who was at any time during the period of six months immediately prior to the Termination Date engaged or employed as an employee, director, consultant (other than a professional adviser) or agent of MDSI or any Associated Company and who was both a person with whom I personally dealt during my employment by MDSI; and employed or engaged in a senior capacity and/or remunerated at over (pound)50,000 per year.

(g) "Materially Interested" means employed or engaged by or concerned or interested in (whether directly or indirectly) other than as a shareholder holding directly or indirectly by way of bona fide investment only up to 3% in nominal value of the issued shares or other securities of any class of any company listed or dealt in on any Recognised Investment Exchange;

(h) "Person" means person, firm, company, association, corporation or other organisation or entity;

(i) "Prospective Client" means any Person with whom or which at any time during the period of [six] months prior to the Termination Date I, on behalf of MDSI or any Relevant Associated Company, have been in negotiation with a view to the provision of MDSI's or any Relevant Associated Company's services to such Person;

(j) "Recognised Investment Exchange" means a body which is a recognised investment exchange for the purposes of the Financial Services Act 1986;



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(k)  "Relevant  Associated Company" means any Associated Company to which I have rendered services both in the period of 12 months immediately prior to the Termination Date and in the course of my employment by MDSI;

(l)  "Restricted Area" means Europe;

(m) "Restricted Services" means services which compete with those provided by MDSI or any Relevant Associated Company in the ordinary course of its business during the period of 12 months immediately prior to the Termination Date; and the provision of which I was concerned or engaged during my employment by MDSI;

(n) "Supplier" means any Person who or which at any time during the period of six months prior to the Termination Date has provided goods and/or services to MDSI or any Relevant Associated Company and who or which dealt directly or indirectly with me in the course of such supply.

(o) "Termination Date" means the date of the termination of my employment with MDSI.

2.   Non-Disclosure of Confidential Information, Trade Secrets or Work Product

2.1 I agree to keep confidential and not, directly or indirectly, divulge or disclose to anyone nor use or otherwise appropriate Confidential Information, Trade Secrets or Work Product either during or any time after the term of my employment other than for the benefit of MDSI. I agree to keep such information confidential unless it has become readily available to the public in the same form or is lawfully obtained in the same form by me from an independent third party without breach to this agreement.

2.2 I also certify that I have not brought and shall not bring to MDSI or use any materials or documents of a former employer or third party which are not generally available to the public. I further understand that while employed by MDSI, I am not to breach any obligation of confidence or duty that I may have to a former employer or third party. I further warrant and represent to the best of my knowledge and belief that I have disclosed to MDSI any documentation and matters relating to legal obligations to my former employer that would prevent me from accepting employment with MDSI or impinge on my ability to perform my contract of employment to the best of my ability. I further agree that if MDSI deems it necessary to terminate my employment as a result of an alleged breach of any obligation to my former employer then MDSI may terminate my employment without notice or compensation.

2.3 During the term of my employment at MDSI, I agree to devote my entire time and energy during normal business hours and use my best efforts to the furtherance of the business of MDSI and shall not, unless expressly permitted by MDSI, directly or indirectly, in any advisory or other capacity work for any individual, firm or corporation other than for MDSI.

2.4 I further understand that while employed by MDSI, provided that I have not breached Sections 2, 3 or 4 of this Agreement, MDSI will not restrict my involvement or interest in any activities which I may engage in outside of normal business hours.


3.   Ownership of Work Product

3.1 I agree that any Work Product created while I am employed with MDSI related to any identifiable project carried out by MDSI either solely or jointly with another party shall be the sole and exclusive property of MDSI. MDSI is and shall be the sole owner of all copyrights, patents and other intellectual property rights in the Work Product.

3.2 I agree to assign to MDSI any rights that I may have or acquire in the Work Product and waive all claims to the Work Product including any moral rights I may have in the Work Product or to its use including the right to restrain or claim damages for any distortion, mutilation or other modification of the Work Product or any part of it, or to restrain the use or reproduction of the Work Product in any context, or



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     in  connection  with any product or service.  At any and all times,  either during or after termination of my employment with MDSI, I shall promptly, on the request of MDSI, perform all such acts and execute and deliver all such documents that may be necessary to vest in MDSI the entire right title and interest in and to any Work Product. Should I render any such services after the termination of my employment, a reasonable compensation will be paid to me by MDSI.

3.3 I certify that I have not brought any confidential information from any other source with me to MDSI and will not incorporate it into any Work Product of MDSI.

3.4 I further understand that MDSI has no interest, financial or otherwise, in any work product that I may have been involved in previous to my employment at MDSI.

3.5 I also understand that provided I have not breached this Agreement, MDSI will have no interest, financial or otherwise, in any work product developed by me subsequent to the termination of my employment with MDSI.

4.   Conflict of Interest and Non-Competition

4.1 I agree with and undertake to MDSI for itself and as agent for every Associated Company that I will not Directly or Indirectly following the Termination Date:

(a) for the period of [six] months be Materially Interested in any Person providing Restricted Services within the Restricted Area in competition with MDSI or any Relevant Associated Company and acknowledge that at the date of this agreement the list at Schedule A is a list of such Persons;

(b) for the period of [twelve] months solicit the custom or entice away or attempt or endeavour to solicit the custom or entice away from MDSI or any Relevant Associated Company any Client or any Prospective Client;

(c) for the period of [twelve] months supply Restricted Services to any Client or any Prospective Client in competition with MDSI or any Relevant Associated Company [within the Restricted Area];

(d) for the period of [twelve] months be employed or otherwise engaged by any Client or any Prospective Client in a capacity which competes with or which may compete with the services provided by MDSI or by any Relevant Associated Company;

(e) for the period of [twelve] months solicit or entice away from MDSI or any Relevant Associated Company any Key Person;

(f) for the period of [twelve] months offer employment to or employ or enter into partnership or association with (or offer so to do) or retain the services (or offer so to do) whether as agent, consultant or otherwise of any Key Person; or

(g) for the period of [ twelve ] months solicit or attempt to solicit; accept; or place orders for, the supply of goods or services from any Supplier where as a consequence such Supplier may or is likely to cease supplying, reduce its supply to or vary the terms on which it supplies such goods or services to MDSI or any Relevant Associated Company.

4.2 I acknowledge and agree that the restrictions in paragraph 4.1 above are reasonable in the circumstances due to the nature of the business of MDSI and the technologies with which MDSI is involved. If any provisions of the covenants contained in paragraph 4.1 are deemed unenforceable for any reason, by any court of competent jurisdiction, then it is specifically intended and agreed by me, that the terms of the Agreement shall be modified so as to be enforceable to the extent deemed reasonable by such court.



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5.   Employment, Remuneration, Benefits Termination

5.1 MDSI agrees to employ me in the position described in the letter of engagement (the "Letter") and I agree to accept as compensation for all my services to be rendered to MDSI under this Agreement the salary and benefits as set out in the Letter. Such employment will commence on the date established in the Letter and may be adjusted for merit from time to time at the sole discretion of MDSI during the term of this Agreement.

5.2 I shall be entitled to vacation periods in line with the MDSI policies applicable to employees of the United Kingdom. If I do not use all vacation days in any calendar year, I shall be permitted to carry over those vacation days which must be taken or be forfeited within the first four months of the next calendar year.

5.3 I agree that upon my termination of my employment with MDSI for any reason, I shall immediately return to MDSI all Confidential Information, Trade Secrets, Work Product, lists, books, records, designs, software codes and technical material (irrespective of the media or form it may be in) and other property belonging to MDSI including keys, security passes, credit and calling cards and equipment.

5.4 I shall be entitled to terminate employment with MDSI, at will, at any time by providing three months notice in writing to MDSI.

5.5 MDSI may terminate my employment, at will and without cause, at any time by giving me three months notice (or pay in lieu of such notice) in writing of such termination. MDSI shall pay all bonuses and salary owing up to the date of termination.

6.   General

6.1 This together with the Letter is the full and complete statement of the agreement between MDSI and myself regarding this Agreement and supersedes and merges all prior representations, proposals, understandings and all other agreements, oral or written, express or implied, between MDSI and I relating to this subject matter. This Agreement may not be modified or altered except in writing and signed by both MDSI and myself.

6.2 All notices under this Agreement shall be given in writing and shall be deemed given as of the same day the notice is delivered in person, couriered or faxed to the other party.

6.3  This Agreement shall be governed by laws of the United Kingdom.

6.4 If any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable statute or rule of law, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

6.5 The parties agree that MDSI may assign its rights under this Agreement and this Agreement shall be for the benefit of the successors and assigns of MDSI and shall be binding upon me, my heirs, executors, administrators, guardians or successors. I agree that I may not assign my rights, duties or obligations under this Agreement.

6.6 The waiver or failure of either MDSI or myself to exercise any right provided for herein shall not be deemed a waiver of any further right under this Agreement. 6.7 Sections 3 and 4 and Paragraph 2.1 shall survive the termination or expiration of this Agreement.

6.8 I acknowledge that irreparable harm may result to MDSI if I breach any of my obligations under Sections 2 or 4 hereof.



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IN WITNESS  WHEREOF the parties have  executed  this deed of Agreement as of the date written above.

SIGNED as a DEED by                                )
EMPLOYEE NAME_ in the presence of:                 )
                                                   )
                                                   )
Witness                                            )
Signature:  ___________________________            )   ----------------------
                                                   )   Rob Owen


EXECUTED AS A DEED by
MDSI MOBILE DATA SOLUTIONS INC.


Per: ________________________________
         Director


Per: ________________________________
         Director/Secretary



Witness
Signature: ___________________________


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                                   Schedule A
                                   ----------

                                MDSI Competitors


The following is a listing of those companies in competition with MDSI. It is understood that companies which enter into direct competition with MDSI subsequent to the signing of this Agreement may be included based upon the characteristics of the company in relation to those found in this Schedule.

Astea International Inc.
CSG Systems (Workforce Management Division)
Telecordia (Workforce Management Division) e-Dispatch.com Wireless Data Inc.
eMobile Data Inc.
iMedion Inc.
M3i Systems Inc.
Service Power
3X
W-6
Utility Partners
MobileForce Technologies Inc.
ClickSoftware Inc.
Metrix Inc.
Cerulean
PRC
Tiberon Systems
New World Systems
FieldCentrix
PointServe
X-Time
ViryaNet
Lucent (Workforce Management Division)
Oracle (Workforce Management Division)
PeopleSoft (Workforce Management Division)
Clarify (Workforce Management Division)
Dynamic Mobile Data
WebAppoint
MegaTribe
ServicePower
Aether
Thinque
Intergraph
SAP
Logica